UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2013

HYATT HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34521	20-1480589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

71 South Wacker Drive, 12th Floor Chicago, IL		60606
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 750-1234

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On May 10, 2013, Hyatt Hotels Corporation (the “Company”) filed a Certificate of Retirement with the Secretary of State of the State of Delaware to retire 1,498,019 shares of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock”). All 1,498,019 shares of Class B Common Stock were converted into shares of Class A Common Stock par value $0.01 per share, of the Company (the “Class A Common Stock”) in connection with the repurchase by the Company of 1,498,019 shares of Class B Common Stock from certain selling stockholders as described below. The Company’s Amended and Restated Certificate of Incorporation requires that any shares of Class B Common Stock that are converted into shares of Class A Common Stock be retired and may not be reissued. The Company has also retired all 1,498,019 shares of Class A Common Stock into which the Class B Common Stock converted, and such shares of Class A Common Stock have resumed the status of authorized but unissued shares.

Effective upon filing, the Certificate of Retirement amended the Amended and Restated Certificate of Incorporation of the Company to reduce the total authorized number of shares of capital stock of the Company by 1,498,019 shares. The total number of authorized shares of the Company is now 1,455,930,735 shares, consisting of 1,000,000,000 shares designated Class A Common Stock, 445,930,735 shares designated Class B Common Stock, and 10,000,000 shares designated Preferred Stock, $0.01 par value per share. A copy of the Certificate of Retirement is attached as Exhibit 3.1 hereto.

Item 8.01	Other Events.

On May 10, 2013, the Company entered into a Purchase and Sale Agreement (each, a “Purchase and Sale Agreement”) with each of (i) CIBC Trust Company (Bahamas) Limited, solely in its capacity as trustee of certain trusts for the benefit of Nicholas J. Pritzker and his spouse, (ii) Lawrence Richman, solely in his capacity as trustee of certain trusts for the benefit of Nicholas J. Pritzker and certain of his lineal descendants, and (iii) Nicholas J. Pritzker, solely in his capacity as trustee of a trust for the benefit of Nicholas J. Pritzker, pursuant to which the Company agreed to purchase an aggregate of 1,498,019 shares of Class B common stock at a price of $41.4678 per share, which represents the Volume Weighted Average Price for the Class A common stock for the three (3) trading-day period ending May 9, 2013 as reported by Bloomberg, for an aggregate purchase price of $62,119,552. In connection with such repurchase, the Independent (as defined in the GHA (as defined below) and the FGHA (as defined below)) directors of the Company’s board of directors waived the sale limitations under the Amended and Restated Global Hyatt Agreement, dated as of October 1, 2009, as amended from time to time, among the parties thereto (the “GHA”) and the Amended and Restated Foreign Global Hyatt Agreement, dated as of October 1, 2009, as amended from time to time, among the parties thereto (the “FGHA”). Absent a further waiver from the Independent directors of the Company’s board of directors, the Nicholas J. Pritzker “beneficiary group” will not be permitted to sell any additional shares of common stock during the 12-month period ending November 4, 2013 under the sale limitations included under the GHA and the FGHA. The shares of Class B Common Stock to be repurchased represent approximately 0.93% of the Company’s total shares of common stock outstanding prior to the repurchase.

Upon repurchase, the 1,498,019 shares of Class B Common Stock automatically converted into 1,498,019 shares of Class A common stock. All 1,498,019 shares of Class B Common Stock converted in the repurchase have been retired in accordance with the Company’s Certificate of Incorporation, and the number of authorized shares of Class B Common Stock has been reduced by 1,498,019. All 1,498,019 shares of Class A Common Stock into which the shares of Class B Common Stock converted were also retired, and resumed the status of authorized but unissued shares. After the repurchase there will be 113,936,322 shares of Class B Common Stock outstanding and 45,957,609 shares of Class A Common Stock outstanding.

The shares repurchased were repurchased under the Company’s previously announced repurchase program. Following this repurchase, the Company has approximately $149 million remaining under its repurchase authorization.

The foregoing description of the Purchase and Sale Agreements is qualified in its entirety by reference to the text of the Purchase and Sale Agreements, copies of which are attached hereto as Exhibits 99.1 to 99.3 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Exhibit Description
3.1 99.1

Certificate of Retirement of 1,498,019 Shares of Class B Common Stock

Purchase and Sale Agreement, dated as of May 10, 2013, between Hyatt Hotels Corporation and CIBC Trust Company (Bahamas) Limited, solely in its capacity as trustee of certain trusts for the benefit of Nicholas J. Pritzker and his spouse

99.2	Purchase and Sale Agreement, dated as of May 10, 2013, between Hyatt Hotels Corporation and Lawrence Richman, solely in his capacity as trustee of certain trusts for the benefit of Nicholas J. Pritzker and certain of his lineal descendants

99.3	Purchase and Sale Agreement, dated as of May 10, 2013, between Hyatt Hotels Corporation and Nicholas J. Pritzker, solely in his capacity as trustee of a trust for the benefit of Nicholas J. Pritzker

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hyatt Hotels Corporation

Date: May 10, 2013	By:	/s/ Rena Hozore Reiss
Rena Hozore Reiss
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
3.1	Certificate of Retirement of 1,498,019 Shares of Class B Common Stock

99.1	Purchase and Sale Agreement, dated as of May 10, 2013, between Hyatt Hotels Corporation and CIBC Trust Company (Bahamas) Limited, solely in its capacity as trustee of certain trusts for the benefit of Nicholas J. Pritzker and his spouse

99.2	Purchase and Sale Agreement, dated as of May 10, 2013, between Hyatt Hotels Corporation and Lawrence Richman, solely in his capacity as trustee of certain trusts for the benefit of Nicholas J. Pritzker and certain of his lineal descendants

99.3	Purchase and Sale Agreement, dated as of May 10, 2013, between Hyatt Hotels Corporation and Nicholas J. Pritzker, solely in his capacity as trustee of a trust for the benefit of Nicholas J. Pritzker